Name of Subsidiary                                State or Jurisdiction of
                                                  Incorporation

Distel, Inc.                                      California
RC Components, Inc.                               Massachusetts
Quality Components, Inc.                          Texas
Jaco Overseas, Inc.                               Virgin Islands
Nexus Custom Electronics, Inc.                    New Jersey
Jaco Electronics Canada, Inc.                     Canada
Corona Electronics, Inc.                          California